UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 16, 2009

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
(Exact name of registrant as specified in Charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-31355 (Commission File No.)	81-0438093 (IRS Employee Identification No.)

124 N. First Street
Louisville, Kentucky 40202
(Address of Principal Executive Offices)

502-379-4788
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On February 16, 2009, the Company entered into a contract to sell three Series B Units for an aggregate purchase price of $300,000.

Item 3.02 Unregistered Sales of Equity Securities.

        As noted above, on February 16, 2009, the Company sold and issued three Series B Units for an aggregate purchase price of $300,000.

        In connection with the sale, the shareholder received warrants to purchase an aggregate of 150,000 shares of the Company’s Common Stock. The warrants each have a five year exercise period and an exercise price of $1.20 per share of the Company’s Common Stock, payable in cash on the exercise date. The exercise price is subject to adjustment upon certain occurrences specified in the warrants. The shares of Series B Preferred Stock have terms similar to those of the shares of Series A Preferred Stock and Series A-1 Preferred Stock, but are junior to those shares with respect to dividend rights, liquidation preferences and registration rights. The Company has used the proceeds of the closing to pay certain expenses of the Company and for working capital.

        The Company is relying on an exemption from registration provided under Section 4(2) of the Securities Act for the issuance of the Investor Warrants and shares of its Series B Preferred Stock, which exemption the Company believes is available because the securities were not offered pursuant to a general solicitation and the status of the purchasers of the shares as “accredited investors” as defined in Regulation D under the Securities Act. This report is neither an offer to purchase, nor a solicitation of an offer to sell, securities. The securities offered have not been registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ENTERPRISE SOLUTIONS GROUP, INC.

Date: February 20, 2009	By:	/s/ Robert Mohr
Robert Mohr, Principal Financial Officer